Exhibit 99.1

FOR IMMEDIATE RELEASE: NOVEMBER 2, 2005

LEGGETT & PLATT ANNOUNCES DIVIDEND AND NEW BOARD MEMBER

Carthage, MO, November 2, 2005 —

•	4Q dividend is $.16 per share, 6.7% higher than the 4Q 2004 dividend.

•	34 consecutive annual dividend increases, averaging more than 14% annual growth.

•	Dividend yield is currently 3.2%.

•	Phoebe A. Wood, EVP and CFO of Brown-Forman, joins Leggett’s Board effective today.

Diversified manufacturer Leggett & Platt’s Board of Directors declared a quarterly dividend of $.16 per share today. This is a 6.7% increase over last year’s fourth quarter dividend (of $.15 per share). The dividend will be paid on January 13, 2006 to shareholders of record on December 15, 2005.

The company’s dividends have increased annually for 34 consecutive years, at an average compound growth rate of better than 14%. Leggett knows of only one Fortune 500 company with a longer string of consecutive annual dividend increases and a higher compound growth rate.

Leggett & Platt announced the election of Phoebe A. Wood to the Board of Directors, filling a vacancy created by expansion of the Board to 12 members. Ms. Wood was also elected to the Board’s Audit Committee, and designated a financial expert. Ms. Wood is Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, where she is responsible for financial operations including corporate development, control, treasury, investor relations, tax, information technology, and internal audit. Brown-Forman is a diversified producer and marketer of fine quality consumer products, is one of the largest American-owned companies in the worldwide wine and spirits industry, and has annual revenues of approximately $2.5 billion.

Ms. Wood joined Brown-Forman in 2001 from the Motorola subsidiary Propel, Inc. where she served as Vice President and Chief Financial Officer. Prior to joining Motorola, Ms. Wood had an extensive career of over 20 years with the Atlantic Richfield Company, with assignments as Vice President of Finance, Planning and Control for ARCO subsidiaries in Alaska and England. She has over 28 years of U.S. and international financial and operational management experience in energy, technology, and consumer products and has served as chief financial officer and a member of the executive teams of four large divisions of Fortune 100 companies.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 122-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director